Exhibit 99.1

Aimmune Therapeutics Announces Financial Results for the

Third Quarter 2015

BRISBANE, California, November 4, 2015 — Aimmune Therapeutics, Inc. (Nasdaq:AIMT), a biopharmaceutical company developing desensitization treatments for food allergies, today announced financial results for the third quarter and nine months ended September 30, 2015.

“As we near the end of 2015, I am very pleased with the progress we have made, both as a growing company and with our lead asset AR101 for the treatment of peanut allergy, which is moving into Phase 3 imminently, with clinical sites opening next month.  We recently cleared a final hurdle to this pivotal registration trial by completing the efficacy portion of our ARC002 study, the follow-on to our ARC001 Phase 2 study,” said Stephen Dilly, M.B.B.S., Ph.D., Chief Executive Officer of Aimmune.

“We are looking forward to launching the PALISADE Phase 3 pivotal trial, and we are very grateful for the thoughtful guidance we’ve received from regulatory authorities on both sides of the Atlantic in designing this registration trial for children, adolescents and adults. We remain laser-focused on excellent execution, the hallmark of our leadership team of drug development experts who have filed more than 30 previous BLAs, NDAs and MAAs among us.”

“PALISADE is expected to enroll 500 peanut-allergic patients ages 4-55 years in over 60 centers in North America and Europe,” added Robert Elfont, M.D., Ph.D., Chief Medical Officer of Aimmune.  “We believe the similarity of PALISADE to our ARC001 Phase 2 trial, which delivered positive efficacy and safety data, derisks the clinical design of this registration trial, as does the experience of more than a thousand patients who have been desensitized to peanut protein via oral immunotherapy (OIT) in academic and specialist centers.

“More than 5 million people in the United States and Europe have peanut allergy, which is usually a lifelong condition. AR101 is aimed at treating patients in age groups representing more than 90 percent of the peanut allergic population,” continued Dr. Elfont. “We are acutely aware of the need to protect people of all ages from accidental exposure so that they can move safely into new environments — the children starting school, the teens becoming more independent and increasingly operating outside parental supervision, and the adults who want to participate more freely in the many aspects of daily life where peanuts may be present.”

Recent Progress

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Aimmune has received approval from the European Medicines Agency (EMA) for the company’s pediatric investigation plan, or PIP, for AR101 for the treatment of peanut allergy. In Europe, an approved PIP is a required component of the EMA regulatory approval process. A Marketing Authorisation Application (MAA) can be accepted only if the sponsor has an approved PIP and has completed the relevant studies outlined in that plan.

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Aimmune expects the $168 million in net proceeds from its initial public offering (IPO) in August 2015 to enable the company to advance AR101 through the PALISADE Phase 3 trial to obtain pivotal data to support regulatory filings in the United States and the European Union.

Upcoming Milestones

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Aimmune plans to initiate enrollment in the PALISADE (Peanut ALlergy oral Immunotherapy Study of Ar101 for DEsensitization in children and adults) Phase 3 pivotal trial for AR101 at the beginning of 2016 to support regulatory submissions in the United States and the European Union. PALISADE is an international, randomized, double-blind, placebo-controlled trial that is expected to enroll approximately 500 peanut-allergic children, adolescents and adults ages 4-55 years. AR101 has received the FDA’s Breakthrough Therapy Designation for the desensitization of peanut-allergic patients 4-17 years of age.

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Aimmune plans to release results from its ARC002 Phase 2 trial for AR101 at the American Academy of Allergy, Asthma, and Immunology (AAAAI) meeting in March 2016. The ARC002 trial is the open-label, follow-on study to the ARC001 Phase 2 trial. It was designed to provide long-term safety and tolerability data for AR101 and to replicate the efficacy results from the ARC001 trial in placebo patients crossing over to receive AR101 for 22 weeks of updosing.  ARC002 was also designed to measure ongoing desensitization using AR101 as a low-dose daily maintenance therapy. A double-blind, placebo-controlled food challenge (DBPCFC) was administered after 22 weeks of updosing and then again after 12 weeks of a low daily dose of 300 mg of AR101 maintenance therapy. Desensitization was assessed by passing the primary endpoint of 443 mg of cumulative peanut protein, as well as at two higher challenge levels, 1,043 mg and 2,043 mg.  As previously reported, in the ARC001 trial, 100 percent (23/23) of patients completing the trial and 79 percent (23/29) of patients in the intent-to-treat analysis tolerated exposure to cumulative doses of at least 443 mg of peanut protein in a DBPCFC after an average of 22 weeks of treatment.

•	Aimmune plans to initiate two Phase 2 studies of characterized oral desensitization immunotherapy (CODIT™) product candidates in 2016.

Third Quarter 2015 Financial Results

For the third quarter and nine months ended September 30, 2015, net loss was $9.0 million and $19.8 million, respectively. This compares to net loss of $3.1 million and $7.5 million for the comparable periods in 2014.

On a per share basis, net loss for the third quarter and nine months ended September 30, 2015, was $0.36 and $1.73, respectively.  This compares to net loss per share of $1.07 and $2.56 for the comparable periods in 2014. The weighted average shares outstanding for the third quarter and nine months ended September 30, 2015, were 25.1 million and 11.4 million shares, respectively, compared to 2.9 million shares for both comparable periods in 2014. On August 5, 2015, Aimmune completed its IPO, and Series A and Series B preferred stock were converted to common stock. At September 30, 2015, Aimmune had 42.2 million shares of common stock outstanding.

Research and development expenses were $3.9 million for the third quarter of 2015 and $9.1 million for the nine months ended September 30, 2015, compared to $2.5 million and $5.5 million, respectively, for the comparable periods in 2014. This increase was primarily due to increased clinical trial and contract manufacturing costs for the AR101 development program.

General and administrative expenses were $5.2 million for the third quarter of 2015 and $10.8 million for the nine months ended September 30, 2015, compared to $0.7 million and $2.0 million, respectively, for the comparable periods in 2014. This increase was primarily due to additional personnel to support the company’s growth and consulting services incurred for market research and commercial strategy.

Cash, cash equivalents and investments totaled $219.4 million at September 30, 2015, compared to $2.3 million at December 31, 2014. Total cash at September 30, 2015, reflected the $168 million in net proceeds from Aimmune’s IPO in August 2015.

About AR101 and CODIT™

Aimmune Therapeutics is developing AR101 as a potential desensitization therapy for patients with peanut allergy to provide them with protection from peanut allergens at a level believed to substantially exceed the amount typically encountered in an accidental exposure. AR101 is a complex formulation of naturally occurring proteins in peanuts and pharmaceutical-grade inactive ingredients. Aimmune tests AR101 for three key allergenic proteins (Ara h1, h2 and h6), which are representative of the full range of peanut allergens. This process ensures the consistency of AR101 and enables the convenient dosing of consistent amounts of peanut protein with well-defined concentrations of peanut allergens. Patients ingest AR101 mixed into small amounts of palatable, age-appropriate food.

AR101 is part of Aimmune’s approach to treating food allergies using its characterized oral desensitization immunotherapy, or CODIT™, system. The CODIT system leverages extensive independent scientific research on oral immunotherapy, or OIT, demonstrating that food allergy patients can be desensitized to food allergens by being administered well-defined, gradually increasing doses of the allergen over a period of months. Aimmune’s CODIT system is designed to precisely control the amounts of the allergens administered in a systematic dosing regimen, beginning with very low doses of the allergens. Once a patient attains desensitization to a clinically meaningful level, the patient continues to take a daily maintenance dose of the CODIT system product in order to maintain the desensitization.

About Food Allergies

Food allergies are a significant and growing health problem in the United States, Europe and throughout the developed world. It is estimated that more than 30 million people in the United States and Europe have a food allergy, and more than five million people in the United States and Europe have peanut allergy, including more than two million children. The prevalence of peanut allergy in children in the United States is estimated to have increased at a constant annual growth rate of approximately 10 percent between 1997 and 2008, and experts believe it has continued to rise since 2008. For people living with food allergies, certain foods can cause severe allergic reactions, including potentially life-threatening anaphylaxis. There are no approved medical therapies to cure food allergies or prevent their effects. Currently, food-allergic patients manage their condition by strict allergen avoidance and carrying epinephrine auto-injectors for use in case of accidental exposure. Thus, in addition to the unmet medical need, food allergies can impose a significant quality of life burden. For more information, please see www.foodallergy.org and www.niaid.nih.gov/topics/foodallergy.

About Aimmune Therapeutics

Aimmune Therapeutics, Inc., founded in 2011 as Allergen Research Corporation (ARC), is a clinical-stage biopharmaceutical company developing treatments for peanut allergy and other food allergies. Aimmune Therapeutics’ characterized oral desensitization immunotherapy (CODIT™) system, an approach to oral immunotherapy (OIT), uses rigorously characterized product candidates with gradual, controlled up-dosing protocols to obtain clinically meaningful desensitization to food allergens. Aimmune Therapeutics plans to initiate enrollment in a Phase 3 study of its lead product, AR101, a complex mixture of natural allergenic proteins and pharmaceutical-grade ingredients for the treatment of peanut allergy, one of the most common food allergies, at the beginning of 2016. For more information, please see www.aimmune.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the timing and size of Aimmune’s planned Phase 3 trial; Aimmune’s plans regarding additional clinical trials and release of data; Aimmune’s expectations regarding the potential benefits of AR101; and Aimmune’s expectations regarding potential applications of the CODIT™ system. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the expectation that Aimmune will need additional funds to finance its operations; the company’s ability to initiate and/or complete clinical trials; the unpredictability of the regulatory process; the possibility that Aimmune’s clinical trials will not be successful; the company’s reliance on third parties for the manufacture of the company’s product candidates; possible regulatory developments in the United States and foreign countries; and the company’s ability to attract and retain senior management personnel.  These and other risks and uncertainties are described more fully in Aimmune's most recent filings with the Securities and Exchange Commission, including the prospectus relating to the initial public offering dated August 5, 2015, and the Quarterly Report on Form 10-Q for the third quarter of 2015 filed on or about the date of this release. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aimmune undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

AIMMUNE THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	September 30,	December 31,
	2015	2014 (1)
	(unaudited)
Assets
Cash and cash equivalents	$112,661	$2,269
Short-term investments	103,946	—
Prepaid expenses	1,180	106
Total current assets	217,787	2,375
Long-term investments	2,784	—
Property and equipment, net	1,829	87
Restricted cash	100	40
Other assets	314	29
Total assets	$222,814	$2,531

Liabilities and Stockholders’ Equity
Current liabilities	$3,100	$1,804
Other liabilities	826	56
Stockholders’ equity	218,888	671
Total liabilities and stockholders’ equity	$222,814	$2,531

(1) Derived from the audited financial statements, included in the company's registration statement on Form S-1 dated August 5, 2015.

AIMMUNE THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Operating Expenses
Research and development(1)	$3,850	$2,469	$9,050	$5,470
General and administrative(1)	5,174	660	10,792	2,028
Total operating expenses	9,024	3,129	19,842	7,498
Loss from operations	(9,024)	(3,129)	(19,842)	(7,498)
Other income (expense), net
Interest income	33	0	34	12
Net loss and comprehensive loss	$(8,991)	$(3,129)	$(19,808)	$(7,486)
Other comprehensive loss, net of tax:
Unrealized losses on investments	(2)	—	(2)	—
Other comprehensive loss	(2)	—	(2)	—
Comprehensive loss	$(8,993)	$(3,129)	$(19,810)	$(7,486)

Net loss per common share, basic and diluted	$(0.36)	$(1.07)	$(1.73)	$(2.56)
Shares used in computing net loss per share, basic and diluted(2)	25,149,428	2,926,665	11,446,922	2,926,665

(1) Includes employee stock-based compensation charges of:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Research and development	$300	$5	$396	$14
General and administrative	1,462	12	2,355	34
	$1,762	$17	$2,751	$48

(2) At September 30, 2015, Aimmune had 42,249,431 shares of common stock outstanding.

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Contacts:

Investors

Amy Figueroa

(650) 352-1039

investorrelations@aimmune.com

Media

Amanda Breeding, Edelman

(415) 229-7649

amanda.breeding@edelman.com